UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 29, 2009

LAZARE KAPLAN INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7848	13-2728690
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

19 West 44th Street, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code      (212) 972-9700

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with Lazare Kaplan International Inc.’s (the “Company”) efforts to resolve the material uncertainties preventing it from timely filing its periodic reports under the Securities Exchange Act of 1934 (“Exchange Act”), the Company filed claims under certain of its insurance policies (the “Insurance Policies”). Discussions of such material uncertainties have been previously disclosed by the Company on its Forms 8-K filed with the Securities and Exchange Commission on September 1, 2009, September 16, 2009, October 8, 2009 and October 21, 2009.

On January 2, 2010, in connection with such claims, the Company and certain insurers of the Company and underwriters (collectively, the “Underwriters”) of the Insurance Policies, entered into an Agreement for Interim Payment (the “Agreement”). Pursuant to the Agreement, the Underwriters agree to pay to the Company, prior to conclusion of their claim investigation, (a) an interim payment of $28 million pursuant to claims made by the Company under the Insurance Policies, and (b) the Company’s “sue and labor” costs and expenses. Except with respect to any rights of subrogation, the Underwriters waive and release any right to recover the interim payment, directly or indirectly by any means, from the Company either by way of offset, setoff, recoupment, counterclaim or otherwise. In return, the Company waives all rights at law, equity or otherwise to pursue claims for consequential, extra-contractual or tort-like claims against the Underwriters in their capacity as having subscribed to the Insurance Policies, and agrees to pursue only such indemnity under the Insurance Policies that provably exceeds the interim payment. The Company is continuing to discuss with the Underwriters claims that it believes provably exceed such interim payment. Pursuant to the Agreement, the Underwriters have committed to reach a decision by May 3, 2010 as to whether the Company has coverage under the Insurance Policies with respect to the claims and, if so, the amount of payment for the same.

The interim payment by itself does not resolve the material uncertainties, and the Company is continuing to pursue final resolution thereof through its remaining claims under the Insurance Policies as well as other strategies.

Item 1.02.	Termination of a Material Definitive Agreement.

$25.0 Million Facility

On February 19, 2008, Lazare Kaplan Belgium NV, a subsidiary of the Company (the “Subsidiary”), and Antwerp Diamond Bank NV (“ADB”) entered into a Credit Confirmation Letter (the “Credit Letter”), pursuant to which ADB granted to the Subsidiary an uncommitted US$25 million credit facility (the “$25M Facility”). The Subsidiary previously used the $25M Facility from time to time for working capital purposes; however, as of December 29, 2009, there were no amounts outstanding under the $25M Facility.

On December 29, 2009, ADB delivered a notice to the Subsidiary, stating that in accordance with the terms of the Credit Letter, it is terminating the $25M Facility as of January 28, 2010. There are no material early termination penalties to be incurred by the Company or the Subsidiary as a result of the termination of the Facility.

$45.0 Million Facility

On February 20, 2008, the Company and ADB entered into a Credit Confirmation Agreement (the “Credit Agreement”), pursuant to which ADB granted to the Company an uncommitted US$45 million credit facility (the “$45M Facility”). The Company uses the $45M Facility for working capital purposes. As of December 30, 2009, approximately $43 million was reflected as outstanding under the $45M Facility by ADB.

On December 30, 2009, ADB delivered a notice to the Company, stating that in accordance with the terms of the Credit Agreement, it is terminating the $45M Facility on March 1, 2010. Pursuant to such notice, ADB is claiming that the outstanding principal balance due and owing under the $45M Facility, as set forth above, plus accrued and unpaid interest, costs, charges and fees (including attorneys’ fees) shall be due and payable on such termination date, which aggregate amount the Company has not as of yet ascertained.

The Company sharply disputes ADB’s claim that it has the right under the Credit Agreement to terminate the $45M Facility at this time.  The Company believes that it has material defenses and counterclaims to any legal action that might be filed by ADB on the basis of the asserted termination. The Company expects to be in discussions with ADB to amicably resolve these matters, of which there can be no assurance of success.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information contained in Item 1.02 of this Report under the sub-heading “$45.0 Million Facility” is incorporated by reference into this Item 2.04.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 31, 2009, the Company submitted to NYSE Regulation (the “Staff”), on behalf of NYSE AMEX LLC (the “Exchange”), a supplement to its Plan of Compliance originally submitted to the Staff on October 7, 2009, requesting an extension of the Exchange’s delisting deadline to May 31, 2010, which would give the Company the time it believes necessary to prepare and file all delinquent Exchange Act reports. The Staff is currently reviewing the request.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated January 5, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARE KAPLAN INTERNATIONAL INC.

Date: January 5, 2010	By:	/s/ William H. Moryto
William H. Moryto,
Vice President and Chief Financial Officer